EXHIBIT 5

HART & HART, LLC
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO  80203

William T. Hart, P.C	__________________________	harttrinen@aol.com
Will Hart	(303) 839-0061	Fax: (303) 839-5414

February 10, 2014

Advanced Cannabis Solutions, Inc.
7750 N. Union Blvd., Suite 201
Colorado Springs, CO 80920

This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of Advanced Cannabis Solutions, Inc., a Colorado corporation (the "Company"), of up to 2,415,700 shares of common stock, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, the applicable laws of the State of Colorado, and a copy of the Registration Statement.  In our opinion, the Company was authorized to issue the shares of stock mentioned above and such shares represent fully paid and non-assessable shares of the Company’s common stock.

Very truly yours,

HART & HART

/s/ William T. Hart

William T. Hart